EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
Executive Vice President &
   Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS SECOND QUARTER 2013 RESULTS

•	Bank released from OCC Formal Agreement
•	Total loans outstanding increase by 8.6% versus first quarter 2013
•	Total demand deposits increase by 7.2% versus first quarter 2013

Riverhead, New York, July 24, 2013 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported net income for the second quarter of 2013 of $2.8 million, or $0.24 per diluted common share, compared to net income of $4.2 million, or $0.43 per diluted common share, a year ago. For the six months ended June 30, 2013, the Company recorded net income of $5.5 million, or $0.47 per diluted common share, versus $5.4 million, or $0.55 per diluted common share, for the comparable 2012 June year-to-date period. Both the quarterly and year-to-date 2012 results were positively impacted by a $2.4 million credit to the provision for loan losses.

The decline in second quarter 2013 earnings versus 2012 resulted from the aforementioned $2.4 million credit to the provision for loan losses in 2012 coupled with a $1.1 million (7.2%) decline in net interest income in 2013 due to a 56 basis point narrowing of the net interest margin. The Company did not record any provision for loan losses in the second quarter of 2013. Partially offsetting these factors was a $1.4 million (10.2%) reduction in total operating expenses and a $63 thousand (2.6%) increase in non-interest income in the second quarter of 2013.

President and CEO Howard C. Bluver stated, “I am very pleased with our second quarter results. Many of the initiatives we have put in place on both the revenue and expense side are well ahead of schedule and are creating positive financial results and accelerating momentum.

First and foremost, the geographic and product diversification strategies implemented in our lending businesses are working well. We saw quarter over quarter sequential growth in our total loan portfolio of $71 million, from $824 million at the end of the first quarter to $895 million at the end of the second quarter, an 8.6% quarterly growth rate. Further, our current book of approved loans waiting to close, as well as our existing pipeline, are strong and growing. Each of our lending businesses, commercial, multi-family and residential, are contributing to this accelerating momentum.

On the commercial side, the Melville Loan Production Office opened in late 2012 to serve both western Suffolk County and eastern Nassau County, is producing well ahead of expectations. While an improving economy on Long Island is contributing to this performance, it is clear we are increasing our market share by protecting our eastern Suffolk lending franchise while simultaneously expanding west. Further, the recent Team Leaders and Relationship Managers we hired are bringing to us high quality customers with whom they have had relationships for many years. We are confident that the model we have put in place to expand our lending businesses works well – accordingly, we have identified the Garden City business market as our next expansion priority and we expect to announce the opening and staffing of a new Loan Production Office in that market later this year.

PRESS RELEASE July 24, 2013 Page 2 of 14

On the expense side, we are working diligently to balance the increased investments needed to grow our lending businesses with offsetting operating expense reductions in other areas, and believe we will see continued improvement as we move through 2013. For example, we are studying our existing branch network for cost saving opportunities. As a result of this work, we recently provided notice to our regulator and affected customers that we will be closing our Water Mill and Middle Island branches later this year. Once implemented, these closings will reduce total operating expenses by approximately $800 thousand per year. We continue to analyze our branch network and each of our lines of business to identify further opportunities for cost savings, which will be an ongoing focus of our management team across our entire Company.

Notwithstanding the strong loan growth described above, we still maintained a relatively large cash position at the end of the second quarter of $172 million in overnight deposits with correspondent banks, or 10% of total assets. Even with this cash position, our net interest margin during the quarter was an attractive 3.83%, as we maintained an extraordinarily low cost of funds of 21 basis points. As we continue to redeploy our cash into high quality loans and other interest-earning assets, we believe we have a unique opportunity to improve both our margin and our non-interest income line. As an example of the latter, in June, we funded a $38 million investment in a Bank Owned Life Insurance product, which, going forward, will initially yield approximately 6.00% on a tax-equivalent basis.

Finally, despite the challenging economic and interest rate environment, we are making significant strides in all phases of our business. We are gratified that the OCC, our primary regulator, recognized what we have accomplished and terminated the Formal Agreement during the second quarter. This will enable us to emphasize future financial performance with an even greater focus.”

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, were $17 million or 1.92% of loans outstanding at June 30, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012 and $54 million or 6.38% of loans outstanding at June 30, 2012. Total accruing loans delinquent 30 days or more decreased to 0.44% of loans outstanding at June 30, 2013 versus 1.81% of loans outstanding at December 31, 2012 and 1.63% of loans outstanding at June 30, 2012. Net loan charge-offs of $541 thousand were recorded in the second quarter of 2013 versus net loan recoveries of $53 thousand in the first quarter of 2013 and net loan charge-offs of $8.4 million in the second quarter of 2012. The allowance for loan losses totaled $17 million at June 30, 2013, $18 million at December 31, 2012 and $29 million at June 30, 2012, representing 1.93%, 2.28% and 3.45% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 101%, 108% and 54% at June 30, 2013, December 31, 2012 and June 30, 2012, respectively. The Company held no other real estate owned (“OREO”) at June 30, 2013.  OREO totaling $1.6 million and $2.2 million was held at December 31, 2012 and June 30, 2012, respectively.

•
Capital Strength – The Company’s Tier I leverage ratio was 9.76% at June 30, 2013 versus 9.79% at December 31, 2012 and 8.89% at June 30, 2012. The Company’s total risk-based capital ratio was 15.99% at June 30, 2013 versus 18.15% at December 31, 2012 and 15.59% at June 30, 2012. The Company’s tangible common equity ratio (non-GAAP financial measure) was 9.49% at June 30, 2013 versus 9.96% at December 31, 2012 and 8.78% at June 30, 2012. The Company completed a successful $25 million private placement of its common stock with several institutional investors and certain of the Company’s directors and officers in September 2012.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., saving and money market accounts, totaled $1.2 billion at June 30, 2013, $1.2 billion at December 31, 2012 and $1.1 billion at June 30, 2012. Core deposits represented 83%, 83% and 81% of total deposits at June 30, 2013, December 31, 2012 and June 30, 2012, respectively. Demand deposits decreased by 2.8% to $598 million at June 30, 2013 versus $615 million at December 31, 2012 and increased by 4.9% versus $570 million at June 30, 2012. Demand deposits represented 41%, 43% and 41% of total deposits at June 30, 2013, December 31, 2012 and June 30, 2012, respectively.

•	Loans – Loans outstanding at June 30, 2013 increased by 14.7% to $895 million when compared to December 31, 2012 and by 5.6% from $848 million outstanding at June 30, 2012.

PRESS RELEASE July 24, 2013 Page 3 of 14

•
Net Interest Margin – Net interest margin was 3.83% in the second quarter of 2013 versus 3.95% in the first quarter of 2013 and 4.39% in the second quarter of 2012. The average cost of funds improved to 0.21% in the second quarter of 2013 from 0.22% in the first quarter of 2013 and from 0.29% in the second quarter of 2012.

•
Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.68% and 6.71%, respectively, for the second quarter of 2013 versus 0.69% and 6.69%, respectively, for the first quarter of 2013 and 1.10% and 12.39%, respectively, for the second quarter of 2012.

Earnings Summary for the Quarter Ended June 30, 2013
The Company recorded net income of $2.8 million during the second quarter of 2013 versus net income of $4.2 million in the comparable 2012 period. The reduction in 2013 net income resulted primarily from the previously noted $2.4 million credit to the provision for loan losses in 2012 and a $1.1 million decrease in net interest income in 2013, partially offset by a $1.4 million reduction in total operating expenses and a $63 thousand increase in non-interest income in the second quarter of 2013 versus the comparable 2012 period.

The $2.4 million credit to the provision for loan losses during the second quarter of 2012 resulted from workout and asset disposition activities undertaken in that period. The Company did not record any provision for loan losses in the second quarter of 2013.

The decrease in second quarter 2013 net interest income of $1.1 million resulted from a 56 basis point reduction in the Company’s net interest margin to 3.83% in 2013 versus 4.39% in 2012, offset in part by a $104 million increase in average total interest-earning assets. The decrease in the net interest margin was due to the continued low level of interest rates, a shift in the Company’s average balance sheet mix from loans (down 5.8% versus second quarter 2012) into lower-yielding investment securities coupled with a high level of liquid assets in the form of low-yielding overnight interest-bearing deposits which represented 16% of average total interest-earning assets in the second quarter of 2013.

The Company’s second quarter 2013 average total interest-earning asset yield was 4.02%, down 64 basis points from the comparable 2012 period principally due to a 104 basis point reduction in the average yield on the Company’s securities portfolio to 3.68% in 2013 versus 4.72% in 2012. The securities portfolio increased by $130 million to $433 million at June 30, 2013 versus the comparable 2012 date. At June 30, 2013, the securities portfolio had an unrealized pre-tax gain of $174 thousand and an estimated weighted average life of 5.6 years.

The Company’s average cost of total interest-bearing liabilities declined by 13 basis points to 0.35% in the second quarter of 2013 versus 0.48% in the second quarter of 2012. The Company’s lower funding cost resulted largely from average core deposits of $1.2 billion in 2013, with average demand deposits representing 41% of average total deposits. Total deposits increased by $34 million to $1.5 billion at June 30, 2013 compared to December 31, 2012 and increased by $84 million versus June 30, 2012.

Total operating expenses declined by $1.4 million or 10.2% in 2013 versus 2012 primarily as the result of a reduction in employee compensation and benefits.  Employee compensation and benefits expense declined by $2.1 million or 24.0% in the second quarter of 2013, largely due to $1.7 million in savings related to the termination of a post-retirement life insurance plan coupled with lower pension costs in 2013. These cost savings were partially offset by increases in occupancy (up $382 thousand) and other operating expenses (up $268 thousand). The increase in occupancy expense was due to higher rent and utilities costs, while the increase in other operating expense reflected higher 2013 costs for marketing and advertising, OREO disposition, commercial insurance and mortgage recording tax.

The Company recorded income tax expense of $816 thousand in the second quarter of 2013 resulting in an effective tax rate of 22.8% versus $1.3 million and 24.2%, respectively, in the comparable period a year ago.

PRESS RELEASE July 24, 2013 Page 4 of 14

Earnings Summary for the Six Months Ended June 30, 2013
The Company recorded net income of $5.5 million during the first six months of 2013 versus net income of $5.4 million in the comparable 2012 period. The increase in 2013 net income primarily reflects a $2.3 million reduction in total operating expenses, a $1.1 million increase in non-interest income and a lower effective tax rate when compared to last year.  Largely offsetting these improvements were a $1.6 million decrease in net interest income in 2013 and the already noted $2.4 million credit to the provision for loan losses in 2012 as compared to no provision for loan losses recorded in 2013.

Total operating expenses decreased by $2.3 million or 7.8% to $26.5 million in 2013 from $28.7 million in 2012, primarily due to reductions in employee compensation and benefits ($2.1 million), consulting and professional services ($494 thousand) and accounting and audit fees ($544 thousand).

The $1.1 million increase in non-interest income resulted from improvements in several categories, most notably net gain on the sale of portfolio loans of $445 thousand, net gain on the sale of mortgage loans originated for sale of $412 thousand and net gain on the sale of securities available for sale of $392 thousand.

The decrease in net interest income was due to a 44 basis point narrowing of the Company’s net interest margin to 3.89% in 2013 from 4.33% a year ago.

The Company recorded income tax expense of $1.3 million in the first six months of 2013 resulting in an effective tax rate of 19.2% versus $2.0 million and 27.4%, respectively, in the comparable 2012 period. The reduction in the Company’s effective tax rate in 2013 versus 2012 resulted from a change in the expected tax rate at which the deferred tax asset will be realized in future periods.

Asset Quality
Non-accrual loans, excluding loans categorized as held-for-sale, totaled $17 million or 1.92% of total loans outstanding at June 30, 2013 versus $16 million or 2.10% of loans outstanding at December 31, 2012 and $54 million or 6.38% of loans outstanding at June 30, 2012. The decrease in non-accrual loans at June 30, 2013 compared to June 30, 2012 resulted primarily from the sales in 2012 of non-performing and other criticized and classified loans as part of management’s strategy to resolve legacy credit issues. The allowance for loan losses as a percentage of total non-accrual loans amounted to 101% at June 30, 2013 versus 108% at December 31, 2012 and 54% at June 30, 2012.

Total accruing loans delinquent 30 days or more amounted to $4 million or 0.44% of loans outstanding at June 30, 2013 versus $14 million or 1.81% of loans outstanding as of December 31, 2012 and $14 million or 1.63% of loans outstanding at June 30, 2012.

Total criticized and classified loans were $73 million at June 30, 2013, $99 million at December 31, 2012 and $179 million at June 30, 2012. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $47 million at June 30, 2013, $54 million at December 31, 2012 and $130 million at June 30, 2012. The allowance for loan losses as a percentage of total classified loans was 36%, 33% and 23%, respectively, at the same dates.

At June 30, 2013, the Company had $16 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $6 million, $5 million and $4 million, respectively. The Company had TDRs amounting to $17 million at December 31, 2012 and $26 million at June 30, 2012.

As of June 30, 2013, the Company’s allowance for loan losses amounted to $17 million or 1.93% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 2.28% at December 31, 2012 and 3.45% at June 30, 2012.

Net loan charge-offs of $541 thousand were recorded in the second quarter of 2013 versus net loan recoveries of $53 thousand in the first quarter of 2013 and net loan charge-offs of $8.4 million in the second quarter of 2012. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.26% for the second quarter of 2013, (0.03)% for the first quarter of 2013 and 3.73% for the second quarter of 2012.

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The Company held no OREO at June 30, 2013.  The Company held OREO amounting to $1.6 million and $2.2 million at December 31, 2012 and June 30, 2012, respectively. The Company sold its remaining OREO property during the second quarter of 2013.

Capital
Total stockholders’ equity was $159 million at June 30, 2013 compared to $164 million at December 31, 2012 and $139 million at June 30, 2012. The reduction in stockholders’ equity versus December 31, 2012 was due to an $11 million decrease in accumulated other comprehensive income, net of tax, resulting from the negative impact of higher interest rates in 2013 on the value of the Company’s available for sale investment portfolio. The increase in stockholders’ equity versus June 30, 2012 reflects the Company’s $25 million private placement of common stock during the third quarter of 2012.

The Company’s return on average common stockholders’ equity was 6.70% for the six months ended June 30, 2013 versus 7.91% for the comparable 2012 period.

The Bank’s Tier I leverage, Tier I risk-based and total risk-based capital ratios were 9.69%, 14.64% and 15.89%, respectively, at June 30, 2013. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios exceeded all regulatory requirements at June 30, 2013. The Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) was 9.49% at June 30, 2013 versus 9.96% at December 31, 2012 and 8.78% at June 30, 2012. The 47 basis point reduction in the Company’s tangible common equity ratio versus December 31, 2012 resulted from a combination of growth in total assets in 2013 and the previously noted decrease in accumulated other comprehensive income. The increase in the Company’s tangible common equity ratio versus June 30, 2012 reflects the $25 million private placement of common stock during the third quarter of 2012.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 30 branch offices in Suffolk County, New York.  For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
This press release includes statements that look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); increased capital requirements mandated by the

PRESS RELEASE July 24, 2013 Page 6 of 14

Company’s regulators; the Company’s ability to raise capital; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE July 24, 2013 Page 7 of 14

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	June 30, 2013	December 31, 2012	June 30, 2012
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$57,423	$80,436	$65,407
Interest-bearing deposits due from banks	161,973	304,220	278,531
Federal funds sold	1,000	1,150	1,150
Total cash and cash equivalents	220,396	385,806	345,088
Interest-bearing time deposits in other banks	10,000	-	-
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,916	3,043	2,376
Investment securities:
Available for sale, at fair value	429,843	402,353	307,719
Held to maturity (fair value of $8,024, $8,861 and $8,920, respectively)	7,364	8,035	8,095
Total investment securities	437,207	410,388	315,814
Loans	895,451	780,780	848,225
Allowance for loan losses	17,293	17,781	29,227
Net loans	878,158	762,999	818,998
Loans held-for-sale	1,262	907	7,500
Premises and equipment, net	27,048	27,656	27,743
Bank owned life insurance	38,042	-	-
Deferred taxes	16,129	11,385	16,916
Income tax receivable	5,366	5,406	6,760
Other real estate owned ("OREO")	-	1,572	2,172
Accrued interest and loan fees receivable	5,022	4,883	5,256
Goodwill and other intangibles	2,950	2,670	2,437
Other assets	3,801	5,749	7,342
TOTAL ASSETS	$1,648,297	$1,622,464	$1,558,402

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$597,735	$615,120	$569,742
Saving, N.O.W. and money market deposits	621,918	572,263	551,822
Time certificates of $100,000 or more	172,988	165,731	176,253
Other time deposits	72,813	78,000	83,949
Total deposits	1,465,454	1,431,114	1,381,766
Unfunded pension liability	7,749	7,781	20,286
Capital leases	4,655	4,688	4,726
Other liabilities	11,407	14,896	12,520
TOTAL LIABILITIES	1,489,265	1,458,479	1,419,298
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized; 13,738,752 shares issued at June 30, 2013, 13,732,085 shares issued at December 31, 2012 and
June 30, 2012; 11,573,014 shares, 11,566,347 shares and 9,726,814 shares
outstanding at June 30, 2013, December 31, 2012 and June 30, 2012, respectively)	34,347	34,330	34,330
Surplus	42,899	42,628	24,101
Retained earnings	95,033	89,555	96,671
Treasury stock at par (2,165,738 shares at June 30, 2013 and December 31, 2012,
4,005,271 shares at June 30, 2012)	(5,414)	(5,414)	(10,013)
Accumulated other comprehensive (loss) income, net of tax	(7,833)	2,886	(5,985)
TOTAL STOCKHOLDERS' EQUITY	159,032	163,985	139,104
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,648,297	$1,622,464	$1,558,402

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CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
INTEREST INCOME
Loans and loan fees	$11,250	$12,927	$22,332	$25,321
U.S. Government agency obligations	480	4	813	4
Obligations of states and political subdivisions	1,489	1,526	2,989	3,052
Collateralized mortgage obligations	546	1,199	1,381	2,393
Mortgage-backed securities	474	19	839	26
Corporate bonds	96	16	213	16
Federal funds sold and interest-bearing deposits due from banks	189	137	362	214
Dividends	36	17	75	63
Total interest income	14,560	15,845	29,004	31,089
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	294	303	580	620
Time certificates of $100,000 or more	294	406	594	845
Other time deposits	159	258	341	538
Total interest expense	747	967	1,515	2,003
Net interest income	13,813	14,878	27,489	29,086
Provision (credit) for loan losses	-	(2,400)	-	(2,400)
Net interest income after provision (credit) for loan losses	13,813	17,278	27,489	31,486
NON-INTEREST INCOME
Service charges on deposit accounts	951	1,000	1,875	1,950
Other service charges, commissions and fees	813	846	1,523	1,596
Fiduciary fees	263	208	536	409
Net gain on sale of securities available for sale	33	-	392	-
Net gain on sale of portfolio loans	3	-	445	-
Net gain on sale of mortgage loans originated for sale	305	222	831	419
Income from bank owned life insurance	42	-	42	-
Other operating income	54	125	137	282
Total non-interest income	2,464	2,401	5,781	4,656
OPERATING EXPENSES
Employee compensation and benefits	6,746	8,875	15,328	17,459
Occupancy expense	1,658	1,276	3,202	2,730
Equipment expense	557	491	1,129	1,003
Consulting and professional services	573	696	1,146	1,640
FDIC assessment	524	478	1,041	548
Data processing	749	725	1,216	1,094
Accounting and audit fees	178	159	199	743
Other operating expense	1,707	1,439	3,232	3,527
Total operating expenses	12,692	14,139	26,493	28,744
Income before income tax expense	3,585	5,540	6,777	7,398
Income tax expense	816	1,340	1,299	2,030
NET INCOME	$2,769	$4,200	$5,478	$5,368

EARNINGS PER COMMON SHARE - BASIC	$0.24	$0.43	$0.47	$0.55
EARNINGS PER COMMON SHARE - DILUTED	$0.24	$0.43	$0.47	$0.55

PRESS RELEASE July 24, 2013 Page 9 of 14

CONSOLIDATED STATEMENTS OF OPERATIONS
FOUR QUARTER TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
	2013	2013	2012	2012
INTEREST INCOME
Loans and loan fees	$11,250	$11,082	$10,937	$11,825
U.S. Government agency obligations	480	333	207	30
Obligations of states and political subdivisions	1,489	1,500	1,516	1,517
Collateralized mortgage obligations	546	835	1,047	1,256
Mortgage-backed securities	474	365	247	145
Corporate bonds	96	117	116	72
Federal funds sold and interest-bearing deposits due from banks	189	173	217	168
Dividends	36	39	30	28
Total interest income	14,560	14,444	14,317	15,041
INTEREST EXPENSE
Saving, N.O.W. and money market deposits	294	286	286	286
Time certificates of $100,000 or more	294	300	350	372
Other time deposits	159	182	193	229
Total interest expense	747	768	829	887
Net interest income	13,813	13,676	13,488	14,154
Provision (credit) for loan losses	-	-	(1,100)	12,000
Net interest income after provision (credit) for loan losses	13,813	13,676	14,588	2,154
NON-INTEREST INCOME
Service charges on deposit accounts	951	924	960	1,022
Other service charges, commissions and fees	813	710	992	927
Fiduciary fees	263	273	270	266
Net gain (loss) on sale of securities available for sale	33	359	(55)	(162)
Net gain (loss) on sale of portfolio loans	3	442	1,467	(712)
Net gain on sale of mortgage loans originated for sale	305	526	422	341
Income from bank owned life insurance	42	-	-	-
Other operating income	54	83	288	199
Total non-interest income	2,464	3,317	4,344	1,881
OPERATING EXPENSES
Employee compensation and benefits	6,746	8,582	8,934	9,486
Occupancy expense	1,658	1,544	1,599	1,480
Equipment expense	557	572	512	509
Consulting and professional services	573	573	811	886
FDIC assessment	524	517	517	508
Data processing	749	467	554	503
Accounting and audit fees	178	21	147	167
Other operating expense	1,707	1,525	2,582	3,632
Total operating expenses	12,692	13,801	15,656	17,171
Income (loss) before income tax expense	3,585	3,192	3,276	(13,136)
Income tax expense (benefit)	816	483	1,231	(3,975)
NET INCOME (LOSS)	$2,769	$2,709	$2,045	$(9,161)

EARNINGS (LOSS) PER COMMON SHARE - BASIC	$0.24	$0.23	$0.18	$(0.94)
EARNINGS (LOSS) PER COMMON SHARE - DILUTED	$0.24	$0.23	$0.18	$(0.94)

PRESS RELEASE July 24, 2013 Page 10 of 14

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
EARNINGS:
Earnings per common share - diluted	$0.24	$0.43	$0.47	$0.55
Cash dividends per common share	-	-	-	-
Net income	2,769	4,200	5,478	5,368
Net interest income	13,813	14,878	27,489	29,086

AVERAGE BALANCES:
Total assets	$1,642,946	$1,534,720	$1,621,667	$1,514,168
Loans	850,470	902,864	819,799	926,933
Investment securities	432,880	302,867	423,289	311,096
Interest-earning assets	1,540,188	1,436,641	1,518,945	1,425,533
Demand deposits	593,437	543,745	578,286	528,611
Total deposits	1,453,039	1,353,724	1,431,551	1,334,034
Borrowings	-	233	12	117
Stockholders' equity	165,451	136,344	164,910	136,400
Common shares outstanding	11,570,450	9,726,814	11,568,410	9,726,814

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.68%	1.10%	0.68%	0.71%
Return on average stockholders' equity	6.71%	12.39%	6.70%	7.91%
Average stockholders' equity/average assets	10.07%	8.88%	10.17%	9.01%
Average loans/average deposits	58.53%	66.69%	57.27%	69.48%
Net interest margin (FTE)	3.83%	4.39%	3.89%	4.33%
Operating efficiency ratio (1)	75.03%	79.21%	79.14%	82.34%

(1) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of loans and available-for-sale securities.

PRESS RELEASE July 24, 2013 Page 11 of 14

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Period Ended June 30,
	2013	2012
CAPITAL RATIOS:
Tier 1 leverage ratio	9.76%	8.89%
Tier 1 risk-based capital ratio	14.73%	14.32%
Total risk-based capital ratio	15.99%	15.59%
Tangible common equity ratio (1)	9.49%	8.78%

EQUITY:
Common shares outstanding	11,573,014	9,726,814
Stockholders' equity	$159,032	$139,104
Book value per common share	13.74	14.30
Tangible common equity	156,082	136,667
Tangible book value per common share	13.49	14.05

LOAN DISTRIBUTION (2):
Commercial and industrial	$179,785	$200,093
Commercial real estate	399,761	361,178
Multifamily	82,079	3,139
Real estate construction	10,294	43,632
Residential mortgages (1st and 2nd liens)	150,616	146,642
Home equity	60,951	75,223
Consumer	11,965	18,318
Total loans	$895,451	$848,225

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of June 30, 2013, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$159,032	Total assets	$1,648,297
Less: intangible assets	(2,950)	Less: intangible assets	(2,950)
Tangible common equity	$156,082	Tangible assets	$1,645,347

(2) Excluding loans held for sale.

PRESS RELEASE July 24, 2013 Page 12 of 14

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$9,597	$6,746	$6,529	$5,963	$15,633
Commercial real estate	4,227	3,972	5,192	5,893	22,541
Real estate construction	-	840	1,961	1,334	6,334
Residential mortgages (1st and 2nd liens)	2,617	2,336	2,466	1,031	5,847
Home equity	664	514	266	-	3,560
Consumer	78	12	21	135	164
Total non-accrual loans	17,183	14,420	16,435	14,356	54,079
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	17,183	14,420	16,435	14,356	54,079
Non-accrual loans held-for-sale	-	-	907	7,000	7,500
OREO	-	372	1,572	1,572	2,172
Total non-performing assets	$17,183	$14,792	$18,914	$22,928	$63,751
Total non-accrual loans/total loans (2)	1.92%	1.75%	2.10%	1.87%	6.38%
Total non-performing loans/total loans (2)	1.92%	1.75%	2.10%	1.87%	6.38%
Total non-performing assets/total assets	1.04%	0.93%	1.17%	1.46%	4.09%

Troubled debt restructurings (2) (3)	$15,861	$16,237	$16,604	$15,298	$25,623

Provision (credit) and allowance for loan losses:
Balance at beginning of period	$17,834	$17,781	$21,021	$29,227	$40,008
Charge-offs	(1,464)	(359)	(2,526)	(21,338)	(9,257)
Recoveries	923	412	386	1,132	876
Net (charge-offs) recoveries	(541)	53	(2,140)	(20,206)	(8,381)
Provision (credit) for loan losses	-	-	(1,100)	12,000	(2,400)
Balance at end of period	$17,293	$17,834	$17,781	$21,021	$29,227
Allowance for loan losses/non-accrual loans (1) (2)	101%	124%	108%	146%	54%
Allowance for loan losses/non-performing loans (1) (2)	101%	124%	108%	146%	54%
Allowance for loan losses/total loans (1) (2)	1.93%	2.16%	2.28%	2.74%	3.45%

Net charge-offs (recoveries):
Commercial and industrial	$368	$49	$349	$6,227	$21
Commercial real estate	(1)	(72)	-	8,102	7,692
Real estate construction	-	-	1,548	1,863	(80)
Residential mortgages (1st and 2nd liens)	74	(1)	253	2,773	192
Home equity	(1)	(1)	-	1,114	532
Consumer	101	(28)	(10)	127	24
Total net charge-offs (recoveries)	$541	$(53)	$2,140	$20,206	$8,381
Net charge-offs (recoveries) (annualized)/average loans	0.26%	(0.03%)	1.12%	9.75%	3.73%

Delinquencies and non-accrual loans as a % of total loans (1):
Loans 30 - 59 days past due	0.31%	0.69%	1.59%	0.99%	0.92%
Loans 60 - 89 days past due	0.13%	0.11%	0.22%	1.07%	0.71%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.44%	0.80%	1.81%	2.06%	1.63%
Non-accrual loans	1.92%	1.75%	2.10%	1.87%	6.38%
Total delinquent and non-accrual loans	2.36%	2.55%	3.91%	3.93%	8.01%

(1) At period end.
(2) Excluding loans held-for-sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $6,018, $5,990, $6,650, $5,306 and $15,834 at June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012 and June 30, 2012, respectively.

PRESS RELEASE July 24, 2013 Page 13 of 14

NET INTEREST INCOME ANALYSIS
For the Three Months Ended June 30, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$432,880	$3,976	3.68%	$302,867	$3,557	4.72%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,926	36	4.93	2,405	17	2.84
Federal funds sold and interest-bearing deposits	253,912	189	0.30	228,505	137	0.24
Loans (2)	850,470	11,252	5.31	902,864	12,927	5.76
Total interest-earning assets	1,540,188	$15,453	4.02%	1,436,641	$16,638	4.66%
Non-interest-earning assets	102,758			98,079
Total assets	$1,642,946			$1,534,720

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$609,812	$294	0.19%	$550,446	$303	0.22%
Time deposits	249,790	453	0.73	259,533	664	1.03
Total saving and time deposits	859,602	747	0.35	809,979	967	0.48
Borrowings	-	-	-	233	-	-
Total interest-bearing liabilities	859,602	747	0.35	810,212	967	0.48
Demand deposits	593,437			543,745
Other liabilities	24,456			44,419
Total liabilities	1,477,495			1,398,376
Stockholders' equity	165,451			136,344
Total liabilities and stockholders' equity	$1,642,946			$1,534,720
Net interest rate spread			3.67%			4.18%
Net interest income/margin		14,706	3.83%		15,671	4.39%
Less tax-equivalent basis adjustment		(893)			(793)
Net interest income		$13,813			$14,878

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $891 and $793 in 2013 and 2012, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $2 in 2013.

PRESS RELEASE July 24, 2013 Page 14 of 14

NET INTEREST INCOME ANALYSIS
For the Six Months Ended June 30, 2013 and 2012
(unaudited, dollars in thousands)

	2013			2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$423,289	$8,024	3.82%	$311,096	$7,078	4.58%
Federal Reserve Bank, Federal Home Loan Bank and other stock	2,985	75	5.07	2,471	63	5.13
Federal funds sold and interest-bearing deposits	272,872	362	0.27	185,033	214	0.23
Loans (2)	819,799	22,334	5.49	926,933	25,321	5.49
Total interest-earning assets	1,518,945	$30,795	4.09%	1,425,533	$32,676	4.61%
Non-interest-earning assets	102,722			88,635
Total assets	$1,621,667			$1,514,168

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Saving, N.O.W. and money market deposits	$605,287	$580	0.19%	$545,030	$620	0.23%
Time deposits	247,978	935	0.76	260,393	1,383	1.07
Total saving and time deposits	853,265	1,515	0.36	805,423	2,003	0.50
Borrowings	12	-	-	117	-	-
Total interest-bearing liabilities	853,277	1,515	0.36	805,540	2,003	0.50
Demand deposits	578,286			528,611
Other liabilities	25,194			43,617
Total liabilities	1,456,757			1,377,768
Stockholders' equity	164,910			136,400
Total liabilities and stockholders' equity	$1,621,667			$1,514,168
Net interest rate spread			3.73%			4.11%
Net interest income/margin		29,280	3.89%		30,673	4.33%
Less tax-equivalent basis adjustment		(1,791)			(1,587)
Net interest income		$27,489			$29,086

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $1,789 and $1,587 in 2013 and 2012, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $2 in 2013.